Exhibit 99.01

Valero Energy Partners LP Reports Third Quarter 2015 Results

•	Third quarter 2015 EBITDA of $43.6 million and distributable cash flow of $41.9 million

•	Cash distribution for third quarter 2015 increased to $0.3075 per unit

•	Acquired Corpus Christi Terminal Services Business on October 1, 2015 for $465 million

SAN ANTONIO, October 30, 2015 - Valero Energy Partners LP (NYSE: VLP, the “Partnership”), today reported third quarter 2015 net income attributable to partners of $31.4 million, or $0.51 per common limited partner unit. The Partnership generated earnings before interest, income taxes, depreciation, and amortization (“EBITDA”) of $43.6 million and distributable cash flow of $41.9 million. VLP’s coverage ratio for the third quarter of 2015 was 2.08x.

VLP’s acquisition of the Corpus Christi Terminal Services Business from subsidiaries of its sponsor, Valero Energy Corporation (NYSE: VLO, “Valero”), closed on October 1, 2015. The Partnership expects this business to contribute toward achieving annual distribution growth of about 25 percent for the next couple of years.

On October 15, the board of directors of VLP’s general partner declared a third quarter 2015 cash distribution of $0.3075 per unit. This distribution represents an increase of 5.1 percent from the second quarter of 2015 and an increase of 28.1 percent from the third quarter of 2014.

“We exceeded our target to complete $1 billion of acquisitions from Valero in 2015,” said Joe Gorder, Chairman and Chief Executive Officer of VLP’s general partner. “Our distribution growth plans remain intact.”

Financial Results
Third quarter 2015 revenues were $62.0 million, an increase of $28.4 million versus third quarter 2014 revenues. Revenues generated from the Houston and St. Charles terminals acquired in March 2015 primarily contributed to the increase.

Operating expenses in the third quarter of 2015 were $15.0 million, general and administrative expenses were $3.4 million, and depreciation expense was $10.7 million.

Liquidity and Financial Position
As of September 30, 2015, the Partnership had $176 million of total liquidity consisting of $51 million in cash and cash equivalents and $125 million available on its revolving credit facility. Capital expenditures attributable to the Partnership in the third quarter of 2015 were $1.2 million, including $0.3 million for maintenance and $0.9 million for expansion. For 2015, capital expenditures attributable to the Partnership are expected to total approximately $12 million, of which $6 million is for maintenance.

Conference Call
The Partnership’s senior management will host a conference call at 11 a.m. ET today to discuss this earnings release. A live broadcast of the conference call will be available on the Partnership’s website at www.valeroenergypartners.com.

About Valero Energy Partners LP
Valero Energy Partners LP is a fee-based master limited partnership formed by Valero Energy Corporation to own, operate, develop and acquire crude oil and refined products pipelines, terminals, and other transportation and logistics assets. With headquarters in San Antonio, the Partnership’s assets include crude oil and refined petroleum products pipeline and terminal systems in the Gulf Coast and Mid-Continent regions of the United States that are integral to the operations of nine of Valero’s refineries. Please visit www.valeroenergypartners.com for more information.

Contacts
Investors:
John Locke, Vice President - Investor Relations, 210-345-3077
Karen Ngo, Manager - Investor Relations, 210-345-4574

Media:
Bill Day, Vice President - Communications, 210-345-2928

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Safe-Harbor Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Partnership’s control and are difficult to predict. These statements are often based upon various assumptions, many of which are based, in turn, upon further assumptions, including examination of historical operating trends made by the management of the Partnership. Although the Partnership believes that these assumptions were reasonable when made, because assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond its control, the Partnership cannot give assurance that it will achieve or accomplish these expectations, beliefs or intentions.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in the Partnership’s filings with the SEC, including the Partnership’s annual reports on Form 10-K and quarterly reports on Form 10-Q, available on the Partnership’s website at www.valeroenergypartners.com. These risks could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.

Use of Non-GAAP Financial Information
This earnings release includes the terms “EBITDA,” “distributable cash flow,” and “coverage ratio.” These terms are supplemental financial measures that are not defined under United States generally accepted accounting principles (GAAP). We reconcile these non-GAAP measures to the most directly comparable GAAP measures in the tables that accompany this release. In note (k) to the tables that accompany this release, we disclose the reasons why we believe our use of the non-GAAP financial measures in this release provides useful information.

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Statement of income data (a):
Operating revenues – related party (b)	$62,037	$33,666	$164,168	$94,998
Costs and expenses:
Operating expenses (c)	15,042	17,510	47,280	50,062
General and administrative expenses (d)	3,444	3,133	10,169	9,591
Depreciation expense (e)	10,684	7,178	25,887	19,226
Total costs and expenses	29,170	27,821	83,336	78,879
Operating income	32,867	5,845	80,832	16,119
Other income, net (f)	29	156	166	1,315
Interest and debt expense, net of capitalized interest (g)	(1,353)	(214)	(3,365)	(663)
Income before income taxes	31,543	5,787	77,633	16,771
Income tax expense (benefit) (h)	115	129	(62)	436
Net income	31,428	5,658	77,695	16,335
Less: Net loss attributable to Predecessor	—	(11,885)	(9,516)	(23,890)
Net income attributable to partners	31,428	17,543	87,211	40,225
Less: General partner’s interest in net income	1,612	351	3,821	805
Limited partners’ interest in net income	$29,816	$17,192	$83,390	$39,420

Net income per limited partner unit (basic and diluted):
Common units	$0.51	$0.30	$1.43	$0.68
Subordinated units	$0.49	$0.30	$1.40	$0.68

Weighted-average limited partner units outstanding:
Common units – public (basic)	17,250	17,250	17,250	17,250
Common units – public (diluted)	17,250	17,251	17,250	17,251
Common units – Valero (basic and diluted)	13,448	11,540	13,029	11,540
Subordinated units – Valero (basic and diluted)	28,790	28,790	28,790	28,790

See Notes to Earnings Release on Table Page 6.

Table Page 1

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating highlights (a):
Pipeline transportation:
Pipeline transportation revenues (b)	$21,322	$20,602	$61,164	$51,842
Pipeline transportation throughput (BPD) (i)	960,410	955,285	964,380	879,192
Average pipeline transportation revenue per barrel (j)	$0.24	$0.23	$0.23	$0.22
Terminaling:
Terminaling revenues (b)	$40,580	$12,827	$102,599	$42,343
Terminaling throughput (BPD)	1,335,659	479,923	1,176,216	560,139
Average terminaling revenue per barrel (j)	$0.33	$0.29	$0.32	$0.28
Storage revenues	$135	$237	$405	$813
Total operating revenues – related party	$62,037	$33,666	$164,168	$94,998
Capital expenditures (a):
Maintenance	$326	$3,870	$4,549	$12,218
Expansion	868	8,729	2,697	42,582
Total capital expenditures	1,194	12,599	7,246	54,800
Less: Capital expenditures attributable to Predecessor	—	9,574	3,693	48,551
Capital expenditures attributable to Partnership	$1,194	$3,025	$3,553	$6,249
Other financial information:
Distribution declared per unit	$0.3075	$0.2400	$0.8775	$0.6750
EBITDA attributable to Partnership (k)	$43,580	$22,204	$114,127	$51,627
Distributable cash flow (k)	$41,880	$21,131	$109,383	$50,346
Distribution declared:
Limited partner units – public	$5,307	$4,141	$15,145	$11,647
Limited partner units – Valero	13,471	9,679	37,547	27,223
General partner units – Valero	1,386	282	3,194	793
Total distribution declared	$20,164	$14,102	$55,886	$39,663
Coverage ratio (k)	2.08x	1.50x	1.96x	1.27x

			September 30,	December 31,
			2015	2014
Balance sheet data (a):
Cash and cash equivalents			$50,563	$236,579
Total assets			706,188	891,764
Current portion of debt and capital lease obligations			1,183	1,200
Debt and capital lease obligations, less current portion			335,381	1,519
Total debt and capital lease obligations			336,564	2,719
Partners’ capital			360,389	880,910
Working capital			55,866	238,365

See Notes to Earnings Release on Table Page 6.

Table Page 2

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Reconciliation of net income to EBITDA and distributable cash flow (a)(k):
Net income	$31,428	$5,658	$77,695	$16,335
Plus:
Depreciation expense	10,684	7,178	25,887	19,226
Interest and debt expense, net of capitalized interest	1,353	214	3,365	663
Income tax expense (benefit)	115	129	(62)	436
EBITDA	43,580	13,179	106,885	36,660
Less: EBITDA attributable to Predecessor	—	(9,025)	(7,242)	(14,967)
EBITDA attributable to Partnership	43,580	22,204	114,127	51,627
Plus:
Adjustments related to minimum throughput commitments	—	(235)	4	272
Projects prefunded by Valero	—	418	589	2,046
Other	—	—	384	—
Less:
Cash interest paid	1,374	221	2,952	686
Income taxes paid	—	—	441	9
Maintenance capital expenditures	326	1,035	2,328	2,904
Distributable cash flow	$41,880	$21,131	$109,383	$50,346
Reconciliation of net cash provided by operating activities to EBITDA and distributable cash flow (a)(k):
Net cash provided by operating activities	$43,419	$10,326	$98,880	$33,625
Plus:
Changes in current assets and current liabilities	(1,430)	2,515	4,643	1,935
Changes in deferred charges and credits and other operating activities, net	118	(10)	(341)	44
Interest and debt expense, net of capitalized interest	1,353	214	3,365	663
Current income tax expense	120	134	338	393
EBITDA	43,580	13,179	106,885	36,660
Less: EBITDA attributable to Predecessor	—	(9,025)	(7,242)	(14,967)
EBITDA attributable to Partnership	43,580	22,204	114,127	51,627
Plus:
Adjustments related to minimum throughput commitments	—	(235)	4	272
Projects prefunded by Valero	—	418	589	2,046
Other	—	—	384	—
Less:
Cash interest paid	1,374	221	2,952	686
Income taxes paid	—	—	441	9
Maintenance capital expenditures	326	1,035	2,328	2,904
Distributable cash flow	$41,880	$21,131	$109,383	$50,346

See Notes to Earnings Release on Table Page 6.

Table Page 3

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Comparison of ratio of net income attributable to partners divided by total distribution declared to coverage ratio (k):
Net income attributable to partners	$31,428	$17,543	$87,211	$40,225
Total distribution declared	$20,164	$14,102	$55,886	$39,663
Ratio of net income attributable to partners divided by total distribution declared	1.56x	1.24x	1.56x	1.01x
Coverage ratio: Distributable cash flow divided by total distribution declared	2.08x	1.50x	1.96x	1.27x

The following tables present our consolidated statements of income for the nine months ended September 30, 2015 and the three and nine months ended September 30, 2014, giving effect to the acquisition of the Houston and St. Charles Terminal Services Business for periods prior to March 1, 2015. See Note (a) of Notes to Earnings Release for a discussion of the basis of this presentation.

	Nine Months Ended September 30, 2015
	Valero Energy Partners LP	Houston and St. Charles Terminal Services Business (January 1, 2015 to February 28, 2015)	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party (b)	$164,168	$—	$164,168
Costs and expenses:
Operating expenses	40,085	7,195	47,280
General and administrative expenses	10,122	47	10,169
Depreciation expense	23,613	2,274	25,887
Total costs and expenses	73,820	9,516	83,336
Operating income (loss)	90,348	(9,516)	80,832
Other income, net	166	—	166
Interest and debt expense, net of capitalized interest	(3,365)	—	(3,365)
Income (loss) before income taxes	87,149	(9,516)	77,633
Income tax benefit	(62)	—	(62)
Net income (loss)	87,211	(9,516)	77,695
Less: Net loss attributable to Predecessor	—	(9,516)	(9,516)
Net income attributable to partners	$87,211	$—	$87,211

See Notes to Earnings Release on Table Page 6.

Table Page 4

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended September 30, 2014
	Valero Energy Partners LP (Previously Reported)	Houston and St. Charles Terminal Services Business (July 1, 2014 to September 30, 2014)	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party (b)	$33,666	$—	$33,666
Costs and expenses:
Operating expenses	8,553	8,957	17,510
General and administrative expenses	3,065	68	3,133
Depreciation expense	4,318	2,860	7,178
Total costs and expenses	15,936	11,885	27,821
Operating income (loss)	17,730	(11,885)	5,845
Other income, net	156	—	156
Interest and debt expense, net of capitalized interest	(214)	—	(214)
Income (loss) before income taxes	17,672	(11,885)	5,787
Income tax expense	129	—	129
Net income (loss)	17,543	(11,885)	5,658
Less: Net loss attributable to Predecessor	—	(11,885)	(11,885)
Net income attributable to partners	$17,543	$—	$17,543

	Nine Months Ended September 30, 2014
	Valero Energy Partners LP (Previously Reported)	Houston and St. Charles Terminal Services Business (January 1, 2014 to September 30, 2014)	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party (b)	$94,998	$—	$94,998
Costs and expenses:
Operating expenses	24,027	26,035	50,062
General and administrative expenses	9,392	199	9,591
Depreciation expense	12,087	7,139	19,226
Total costs and expenses	45,506	33,373	78,879
Operating income (loss)	49,492	(33,373)	16,119
Other income, net	1,315	—	1,315
Interest and debt expense, net of capitalized interest	(663)	—	(663)
Income (loss) before income taxes	50,144	(33,373)	16,771
Income tax expense	436	—	436
Net income (loss)	49,708	(33,373)	16,335
Less: Net income (loss) attributable to Predecessor	9,483	(33,373)	(23,890)
Net income attributable to partners	$40,225	$—	$40,225

See Notes to Earnings Release on Table Page 6.

Table Page 5

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE

(a)
References to “Partnership,” “we,” “us,” or “our” refer to Valero Energy Partners LP, one or more of its subsidiaries, or all of them taken as a whole for periods after December 16, 2013, the date the Partnership completed its initial public offering (IPO). For periods prior to the IPO and effective dates of subsequent acquisitions from Valero, those terms refer to Valero Energy Partners LP Predecessor, our Predecessor for accounting purposes. References in these notes to “Valero” may refer to Valero Energy Corporation, one or more of its subsidiaries, or all of them taken as a whole, other than Valero Energy Partners LP, any of its subsidiaries, or its general partner.

Effective March 1, 2015, we acquired the Houston and St. Charles Terminal Services Business from Valero for total consideration of $671.2 million consisting of (i) cash of $571.2 million and (ii) the issuance of 1,908,100 common units representing limited partner interests in us and 38,941 general partner units representing general partner interests in us having an aggregate value, collectively, of $100.0 million. We funded the cash distribution to Valero with $211.2 million of our cash on hand, $200.0 million of borrowings under our revolving credit facility, and $160.0 million of proceeds from a subordinated credit agreement with Valero, and began receiving fees for services provided by this business commencing on March 1, 2015.

Effective July 1, 2014, we acquired the Texas Crude Systems Business from Valero for total cash consideration of $154.0 million, and began receiving fees for services provided by this business commencing on July 1, 2014.

The above-mentioned acquisitions were each accounted for as transfers of a business between entities under the common control of Valero. Accordingly, the statement of income data and operating highlights and capital expenditures data have been retrospectively adjusted to include the historical results of operations of the acquired businesses for periods prior to their dates of acquisition.

(b)
Operating revenues include amounts attributable to our Predecessor. Prior to being acquired by us, the Texas Crude Systems Business generated revenues by providing fee-based transportation and terminaling services to Valero, but the Houston and St. Charles Terminal Services Business did not charge Valero for services provided and did not generate revenues. Effective with the date of each acquisition, we entered into additional schedules to our commercial agreements with Valero with respect to the services we provide to Valero using the assets of the acquired businesses. This resulted in changes to pipeline and terminaling throughput fees previously charged to Valero for services provided by certain assets and new charges for terminaling services provided by other assets.

(c)
The decrease in operating expenses for the three months ended September 30, 2015 compared to the three months ended September 30, 2014 was due primarily to lower maintenance expense of $2.9 million at the St. Charles terminal and the Lucas crude system. The decrease in maintenance expense was partially offset by an increase in insurance expense of $596,000 as a result of the acquired assets being covered under our own insurance policies. Prior to the acquisition, our Predecessor was allocated a portion of Valero’s insurance costs.

The decrease in operating expenses for the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014 was due primarily to lower maintenance expense of $5.2 million at the St. Charles and Houston terminals and the Lucas crude system. The decrease in maintenance expense was partially offset by an increase in insurance expense of $1.7 million as a result of the acquired assets being covered under our own insurance policies. Prior to the acquisition, our Predecessor was allocated a portion of Valero’s insurance costs. Additionally, salaries, wages, and benefits for seconded employees increased $686,000 during the nine months ended September 30, 2015 due to the annual merit increase and higher incentive compensation.

(d)
The increase in general and administrative expenses for the three months ended September 30, 2015 compared to the three months ended September 30, 2014 was due primarily to higher transaction costs (legal and investment advisor fees) of $274,000 associated with the acquisition of businesses from Valero. During the three months ended September 30, 2015, we incurred transaction costs of $423,000 in connection with the October 1, 2015 acquisition of the Corpus Christi Terminal Services Business. During the three months ended September 30, 2014, we incurred $149,000 in transactions costs in connection with the July 1, 2014 acquisition of the Texas Crude Systems Business.

Table Page 6

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE

The increase in general and administrative expenses for the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014 was due primarily to higher transaction costs of $512,000 associated with the acquisition of businesses from Valero. In 2015, we incurred transaction costs of $546,000 in connection with the March 1, 2015 acquisition of the Houston and St. Charles Terminal Services Business and $423,000 in connection with the October 1, 2015 acquisition of the Corpus Christi Terminal Services Business. In 2014, we incurred $457,000 in connection with the July 1, 2014 acquisition of the Texas Crude Systems Business.

(e)
The increase in depreciation expense for the three months ended September 30, 2015 compared to the three months ended September 30, 2014 was due primarily to $2.8 million in accelerated depreciation related to the retirement of certain assets in the McKee Crude System during the three months ended September 30, 2015.

The increase in depreciation expense for the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014 was due primarily to the $2.8 million in accelerated depreciation discussed above, as well as additional depreciation expense associated with assets placed into service in the latter part of 2014, including the expansion of our St. Charles and Houston terminals and Three Rivers crude system and the interconnection with TransCanada’s Cushing Marketlink pipeline at our Lucas crude system.

(f)
The decrease in “other income, net” for the three and nine months ended September 30, 2015 compared to the three and nine months ended September 30, 2014 was due primarily to a decrease in interest income (net of bank fees) of $127,000 and $545,000, respectively, attributable to a reduced cash balance during the three and nine months ended September 30, 2015. In addition, scrap metal sales decreased $409,000 and right-of-way fees decreased $141,000 during the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014.

(g)
The increase in “interest and debt expense, net of capitalized interest” for the three and nine months ended September 30, 2015 compared to the three and nine months ended September 30, 2014 was due primarily to interest expense incurred on borrowings under our revolving credit facility and under the subordinated credit agreement with Valero as discussed in Note (a). Interest expense on this indebtedness was $1.2 million and $3.0 million for the three and nine months ended September 30, 2015, respectively.

(h)
Our income tax expense (benefit) is associated with the Texas margin tax. During the nine months ended September 30, 2015, we reduced our deferred income tax liabilities due to a reduction in the relative amount of revenue we generate in Texas compared to our total revenue. This reduction was a result of the acquisition of the Houston and St. Charles Terminal Services Business (which includes operations in Louisiana). In addition, in June 2015, the Texas margin tax rate was reduced from 1 percent to 0.75 percent.

(i)	Represents the sum of volumes transported through each separately tariffed pipeline segment.

(j)
Management uses average revenue per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by throughput for the period. Throughput can be derived by multiplying the throughput barrels per day (BPD) by the number of days in the period. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered as an alternative to revenues presented in accordance with U.S. generally accepted accounting principles (GAAP).

(k)
We define EBITDA as net income before income tax expense, interest expense, and depreciation expense. We define distributable cash flow as EBITDA less cash payments during the period for interest, income taxes, and maintenance capital expenditures, plus adjustments related to minimum throughput commitments, capital projects prefunded by Valero, and certain other items. We define coverage ratio as the ratio of distributable cash flow to the total distribution declared.

Table Page 7

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE

EBITDA, distributable cash flow, and coverage ratio are supplemental financial measures that are not defined under GAAP. They may be used by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies, to:

•	describe our expectation of forecasted earnings;

•
assess our operating performance as compared to other publicly traded limited partnerships in the transportation and logistics industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	assess the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

•	assess our ability to incur and service debt and fund capital expenditures; and

•	assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities. EBITDA should not be considered an alternative to net income or net cash provided by operating activities presented in accordance with GAAP. EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income or net cash provided by operating activities. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

We use distributable cash flow to measure whether we have generated from our operations, or “earned,” an amount of cash sufficient to support the payment of the minimum quarterly distributions. Our partnership agreement contains the concept of “operating surplus” to determine whether our operations are generating sufficient cash to support the distributions that we are paying, as opposed to returning capital to our partners. Because operating surplus is a cumulative concept (measured from the IPO date and compared to cumulative distributions from the IPO date), we use the term distributable cash flow to approximate operating surplus on a quarterly or annual, rather than a cumulative, basis. As a result, distributable cash flow is not necessarily indicative of the actual cash we have on hand to distribute or that we are required to distribute.

We use the coverage ratio to reflect the relationship between our distributable cash flow and the total distribution declared. We have also provided the ratio of net income attributable to partners, the most directly comparable GAAP measure to distributable cash flow, to the total distribution declared.

Table Page 8